                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report
                        (Date of earliest event reported)
                                FEBRUARY 8, 1996


                               POPE & TALBOT, INC.
               (Exact name of registrant as specified in charter)



            DELAWARE                       1-7852                94-0777139
(State of other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                     Identification No.)


                 1500 S.W. FIRST AVENUE
                    PORTLAND, OREGON                               97201
         (Address of principal executive offices)                (Zip Code)


                                 (503) 228-9161
              (Registrant's telephone number, including area code)


                                      NONE
         (Former name or former address, if changed since last report.)

Item 2.       Acquisition or Disposition of Assets

              On December 11, 1995, Pope & Talbot, Inc., a Delaware corporation (the "Registrant"), entered into a definitive agreement to sell its disposable diaper business (the "Business") to Paragon Trade Brands, Inc., a Delaware corporation ("Paragon"). The Business manufactures private label disposable diapers at four facilities located in Shenandoah, Georgia; Oneonta, New York; Porterville, California and Eau Claire, Wisconsin. These disposable diapers are sold to supermarkets, drugstores, food and drug distribution companies and mass merchandisers.

              On February 8, 1996 (the "Closing Date"), the sale was completed. The Registrant sold substantially all the operating assets of the Business, primarily properties and inventories, to Paragon for $50.5 million cash and 683,157 shares of unregistered Paragon common stock having a value at the time the transaction was closed of approximately $14.5 million. The number of shares of Paragon common stock is subject to certain post closing adjustments which could reduce, but not increase, the final number of shares received by the Registrant. Pursuant to a stockholders' agreement between the Registrant and Paragon, Paragon exercised an option to repurchase 227,719 shares from the Registrant, representing 33 percent of the issued shares, at $21.16 per share. It is anticipated that this stock sale to Paragon will close on or about March 1, 1996. The remaining shares may be registered 90 days after the closing date. The per share price used to determine the number of Paragon common shares received by the Registrant was $21.22.

              The sale of the Business was made pursuant to the Asset Purchase Agreement filed as Exhibit 2.1 to this report.


Item 7.       Financial Statements and Exhibits

(a)           Financial Statements of Assets Acquired

                  Not applicable

(b)           Pro Forma Financial Information

              The Registrant reflected the sale of its disposable diaper business as a discontinued operation in its 1995 consolidated financial statements. These 1995 consolidated financial statements are being filed herewith to comply with the Pro Forma financial information filing requirement. In addition to the information included in the accompanying consolidated financial statements, in the first quarter of 1996 the Registrant will report a gain on the disposable diaper business sale transaction. This gain amount can not be accurately calculated at this time and will be adjusted up or down once final post closing purchase price adjustments are known later in the first quarter of 1996, but is estimated to be in the range of $2 million to $4 million, after tax.

              The following consolidated financial information is filed herewith:

                  Report of Independent Public Accountants

                  Consolidated Balance Sheets as of December 31, 1995 and 1994

                  Consolidated Statements of Income for each of the three years in the period ended December 31, 1995

                  Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1995

                  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995

                  Notes to Consolidated Financial Statements

(c)    Exhibits

       Exhibit No.         Description
       -----------         -----------
          2.1              Asset Purchase Agreement by and among Paragon Trade
                           Brands, Inc., PTB Acquisition Sub, Inc., Pope &
                           Talbot, Inc. and Pope & Talbot, Wis., Inc. dated
                           December 11, 1995.

          4.1 Modification Agreement, dated as of January 22, 1996, to the Revolving Credit Agreement, dated May 6, 1992, among the Company and United States National Bank of
                           Oregon; CIBC Inc.; ABN AMRO Bank N.V.; Bank of
                           America Illinois; and Wachovia Bank of Georgia,
                           National Association.

         23.1              Consent of Arthur Andersen LLP.

         27.1              Financial Data Schedule.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 23, 1996.

                                      POPE & TALBOT, INC.




                                      By   /s/ Carlos M. Lamadrid
                                           ---------------------------------
                                           Name:  Carlos M. Lamadrid
                                           Title:  Senior Vice President and
                                                   Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pope & Talbot, Inc.:

We have audited the accompanying consolidated balance sheets of Pope & Talbot, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pope & Talbot, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.





                                     Arthur Andersen LLP

Portland, Oregon,
February 8, 1996

CONSOLIDATED BALANCE SHEETS

Pope & Talbot, Inc. and Subsidiaries
December 31 (Dollars in thousands except per share)                                    1995               1994
--------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                                      $     13,826        $      6,847
    Accounts receivable                                                                  52,931              55,333
    Countervailing duty refund receivable (Note 8)                                            -              16,144
    Inventories (Notes 1, 2 and 9)                                                       68,710             127,392
    Prepaid expenses (Note 7)                                                            15,616              17,334
    Discontinued operations assets held for sale (Note 9)                                56,169                   -
                                                                                   ------------        ------------
       Total current assets                                                             207,252             223,050

Properties (Notes 1, 3 and 9):
    Plant and equipment                                                                 447,577             548,430
    Accumulated depreciation                                                           (232,199)           (276,465)
                                                                                   ------------        ------------
                                                                                        215,378             271,965
    Land and timber cutting rights                                                       10,382              10,862
                                                                                   ------------        ------------
       Total properties                                                                 225,760             282,827

Other assets:
    Deferred charges                                                                     18,655              13,853
    Deferred income tax assets, net (Notes 1 and 7)                                      16,531                   -
    Goodwill, net of amortization                                                         4,029               4,196
    Restricted bond funds (Note 4)                                                            -              15,458
                                                                                   ------------        ------------
       Total other assets                                                                39,215              33,507
                                                                                   ------------        ------------
                                                                                   $    472,227        $    539,384
                                                                                   ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Notes payable (Note 4)                                                         $     43,000        $     20,000
    Current portion of long-term debt (Note 4)                                              457                 928
    Accounts payable                                                                     26,860              36,736
    Accrued payroll and related taxes                                                    19,459              21,074
    Other accrued liabilities                                                            19,688              16,238
    Income taxes (Notes 1 and 7)                                                          4,031               8,600
                                                                                   ------------        ------------
       Total current liabilities                                                        113,495             103,576

Reforestation (Note 1)                                                                   16,617              15,136

Postretirement benefits (Note 6)                                                         13,909              13,641

Long-term debt, net of current portion (Note 4)                                         138,514             177,471

Deferred income tax liabilities, net (Notes 1 and 7)                                          -               1,365

Commitments and contingencies (Note 10)                                                       -                   -

Stockholders' equity (Notes 1, 4, 5, and 7):
    Preferred stock, $10 par value, 1,500,000 shares authorized,
       none issued                                                                            -                   -
    Common stock, $1 par value, 20,000,000 shares authorized,
       13,971,605 issued                                                                 13,972              13,972
    Additional paid-in capital                                                           35,976              40,858
    Retained earnings                                                                   156,810             191,804
    Cumulative translation adjustments                                                   (5,955)             (7,315)
    Common stock held in treasury, at cost                                              (11,111)            (11,124)
                                                                                   ------------        ------------
       Total stockholders' equity                                                       189,692             228,195
                                                                                   ------------        ------------
                                                                                   $    472,227        $    539,384
                                                                                   ============        ============

The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF INCOME

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31 (Thousands except per share)                                     1995            1994           1993
--------------------------------------------------------------------------------------------------------------------------------
Revenues (Note 9)                                                                    $    524,409    $    502,807   $    458,799

Costs and expenses (Note 9):
    Cost of sales                                                                         510,663         457,737        412,593
    Selling, general and administrative                                                    21,309          22,842         18,237
    Interest, net (Notes 1 and 4)                                                          13,784           9,322          8,714
                                                                                     -------------------------------------------
                                                                                          545,756         489,901        439,544

Other gains (losses) (Note 8)                                                                   -          13,845              -
                                                                                     -------------------------------------------

Income (loss) before income taxes, discontinued
    operations and cumulative effect of
    accounting changes                                                                    (21,347)         26,751         19,255
Income tax provision (benefit) (Note 7)                                                    (7,551)         10,799          8,485
                                                                                     -------------------------------------------

Income (loss) from continuing operations                                                  (13,796)         15,952         10,770

Income (loss) from discontinued operations (net of tax provision (benefit) of
    $(3,949), $(34) and $6,346 for 1995, 1994 and 1993, respectively)
    (Note 9)                                                                              (11,042)            (55)        10,805
                                                                                     -------------------------------------------

Income (loss) before cumulative effect of accounting
    changes                                                                               (24,838)         15,897         21,575
Cumulative effect of accounting changes (Note 1)                                                -               -           (562)
                                                                                     -------------------------------------------

Net income (loss)                                                                    $    (24,838)   $     15,897   $     21,013
                                                                                     ===========================================

Net income (loss) per common share (Note 1):

    Primary:
       Income (loss) from continuing operations                                      $      (1.03)   $       1.21   $        .92
       Income (loss) from discontinued operations                                            (.83)              -            .93
       Cumulative effect of accounting changes                                                  -               -           (.05)
                                                                                     -------------------------------------------
    Primary earnings (loss) per share                                                $      (1.86)   $       1.21   $       1.80
                                                                                     ===========================================

    Fully diluted:
       Income (loss) from continuing operations                                      $      (1.03)   $       1.20   $        .85
       Income (loss) from discontinued operations                                            (.83)              -            .86
       Cumulative effect of accounting changes                                                  -               -           (.04)
                                                                                     -------------------------------------------
    Fully diluted earnings (loss) per share                                          $      (1.86)   $       1.20   $       1.67
                                                                                     ===========================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31                         Common stock         Treasury stock     Additional               Cumulative
                                             ------------------    ------------------    paid-in      Retained   translation
(Dollars in thousands except per share)      Shares     Amounts    Shares     Amounts    capital      earnings   adjustments
---------------------------------------      ------     -------    ------     -------   ----------    --------   -----------
Balance at December 31, 1992               12,429,352  $ 12,429   (818,688)  $(13,499)   $ 2,388      $173,620     $(2,544)

Net income                                          -         -          -          -          -        21,013           -
Purchase of treasury stock                          -         -    (16,703)      (353)         -             -           -
Issuance of shares under stock plans                -         -    121,837      1,190        982             -           -
Cash dividends ($.76 per share)                     -         -          -          -          -        (8,871)          -
Change in translation adjustment                    -         -          -          -          -             -      (2,034)
                                           ----------  --------   --------   --------    -------      --------     -------
Balance at December 31, 1993               12,429,352    12,429   (713,554)   (12,662)     3,370       185,762      (4,578)
                                           ----------  --------   --------   --------    -------      --------     -------

Net income                                          -         -          -          -          -        15,897           -
Convertible debenture conversion            1,542,253     1,543          -          -     37,100             -           -
Purchase of treasury stock                          -         -     (1,946)       (63)         -             -           -
Issuance of shares under stock plans                -         -    106,624      1,601        388             -           -
Cash dividends ($.76 per share)                     -         -          -          -          -        (9,855)          -
Change in translation adjustment                    -         -          -          -          -             -      (2,737)
                                           ----------  --------   --------   --------    -------      --------     -------
Balance at December 31, 1994               13,971,605    13,972   (608,876)   (11,124)    40,858       191,804      (7,315)
                                           ----------  --------   --------   --------    -------      --------     -------

Net loss                                            -         -          -          -          -       (24,838)          -
Issuance of shares under stock plans                -         -      1,050         13          2             -           -
Cash dividends ($.76 per share)                     -         -          -          -          -       (10,156)          -
Change in translation adjustment                    -         -          -          -          -             -       1,360
Partnership transaction tax settlement
    costs (Note 7)                                  -         -          -          -     (4,884)            -           -
                                           ----------  --------   ---------  --------    -------      --------     -------
Balance at December 31, 1995               13,971,605  $ 13,972   (607,826)  $(11,111)   $35,976      $156,810     $(5,955)
                                           ==========  ========   =========  ========    =======      ========     =======

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31 (Thousands)                                                       1995              1994              1993
------------------------------------------------------------------------------------------------------------------------------------
Cash flow from operating activities:
    Net income (loss)                                                                 $   (24,838)      $    15,897      $    21,013
    Adjustments to reconcile net income (loss)
       to net cash provided by (used for) operating activities:
          Depreciation and amortization                                                    45,066            39,061           29,303
          Other (gains) losses (Note 8)                                                         -           (13,845)               -
          Cumulative effect of accounting changes (Note 1)                                      -                 -              562
          Changes in assets and liabilities:
              Increase (decrease) in:
                 Accounts payable                                                          (9,876)              508            5,350
                 Accrued payroll and related taxes                                         (1,615)            2,738            1,254
                 Other accrued liabilities                                                  3,450              (637)           (239)
                 Income taxes                                                              (4,569)           (9,222)           9,211
                 Reforestation                                                              1,042             1,010            3,280
                 Postretirement benefits                                                      268               837              848
                 Deferred income taxes                                                    (15,912)           (9,140)             150
              Decrease (increase) in:
                 Receivables                                                               18,546            (1,592)         (8,261)
                 Inventories                                                               40,872           (32,136)        (18,648)
                 Deposits on timber purchase contracts                                        (15)           (2,154)         (3,651)
                 Prepaid expenses                                                          (1,169)              106            (120)
                 Deferred charges and other                                                (1,503)           (2,004)         (3,164)
                                                                                      ----------------------------------------------

       Net cash provided by (used for) operating activities                                49,747           (10,573)          36,888

Cash flow from investing activities:
    Capital expenditures                                                                  (27,777)          (55,582)        (82,585)
    Proceeds from sale of other properties                                                  1,004               722            1,156
                                                                                      ----------------------------------------------

       Net cash used for investing activities                                             (26,773)          (54,860)        (81,429)

Cash flow from financing activities:
    Net increase in short-term borrowings                                                  23,000             9,000            5,517
    Proceeds from issuance of long-term debt                                                    -            83,800           91,000
    Reduction of long-term debt, including current portion                                (39,428)             (901)        (45,500)
    Change in restricted bond funds (Note 4)                                               15,458           (15,458)               -
    Partnership transaction tax settlement costs (Note 7)                                  (4,884)                -                -
    Proceeds from issuance of treasury stock, net                                              15             1,926            1,819
    Cash dividends                                                                        (10,156)           (9,855)         (8,871)
                                                                                      ----------------------------------------------

       Net cash provided by (used for) financing activities                               (15,995)           68,512           43,965
                                                                                      ----------------------------------------------

Increase (decrease) in cash and cash equivalents                                            6,979             3,079            (576)

Cash and cash equivalents at beginning of period                                            6,847             3,768            4,344
                                                                                      ----------------------------------------------

Cash and cash equivalents at end of period                                            $    13,826       $     6,847      $     3,768
                                                                                      ==============================================

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Pope & Talbot, Inc. and Subsidiaries
December 31, 1995, 1994 and 1993


1.  ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of Pope & Talbot, Inc. and Subsidiaries (the Company), after eliminating intercompany transactions and balances.

         All assets and liabilities of the Company's Canadian subsidiary are translated into United States dollars at the period-end exchange rate. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are reflected in stockholders' equity as cumulative translation adjustments. Net gains and losses on foreign currency transactions, which are not significant, are reflected in net income (loss).

INVENTORIES

         Inventories are stated at the lower of cost or market. For portions of lumber and raw material inventories, cost has been determined on the last-in, first-out method. For remaining inventories, cost has been determined using the first-in, first-out and average-cost methods. Inventory costs include the cost of materials, labor and plant overhead.

PLANT AND EQUIPMENT

         Plant and equipment is carried at cost and includes expenditures for new facilities and those expenditures which substantially increase the useful lives of existing plant and equipment. Costs of maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, with the resultant gain or loss included in income.

         Depreciation is computed using the straight-line method over the useful lives of respective assets. The estimated useful lives of the principal items of plant and equipment range from 3 to 20 years.

         The Company capitalizes interest on borrowed funds during the construction period of major capital projects. Interest capitalized is determined by applying the Company's effective interest rate to the accumulated capital costs during the construction period of a project. Total net interest costs incurred were $14,040,000, $10,257,000 and $10,449,000 for 1995, 1994 and
1993, respectively. Interest capitalized was $256,000 in 1995, $935,000 in 1994 and $1,735,000 in 1993. Capitalized interest is amortized over the depreciable life of related assets.

         The Company evaluates recoverability of long-lived assets using projections of related future cash flows. Realization of these assets is dependent on generating sufficient future cash flows to recover the asset's carrying value. Although realization is not assured, management believes current long-lived asset carrying values will be recovered. These assets may become impaired in the future, however, if estimates of future cash flows are reduced.

INTEREST

         Interest in the Consolidated Statements of Income is shown net of interest income and, as mentioned previously, capitalized interest. Interest income was $1,740,000 in 1995, $1,760,000 in 1994 and was not significant in 1993.

 TIMBER RESOURCES

         In the United States, the Company obtains its timber from various public and private sources under timber harvesting contracts. Additionally, logs are purchased on open log markets. Liabilities for timber removed under harvesting contracts are not recorded until the timber is cut, as the Company generally does not incur a direct liability for, or ownership of, this timber until it has been harvested.

         The total volume committed under contract, the 1996 planned contract harvest at contract prices and the estimated market values based on current log markets are as follows:

                                                    Thousand              Amount           Per thousand
                                                   board feet           (Thousands)         board feet
                                                   ----------           -----------        ------------
Total under contract:
    At contract prices                               319,000             $70,177                $220
    At current log market values                     319,000              81,375                 255

1996 planned harvest:
    At contract prices                                65,000              13,691                 211
    At current log market values                      65,000              16,713                 257

         In Canada, the Company primarily obtains its timber from the Provincial Government of British Columbia under timber harvesting licenses. The cost assigned to these timber licenses is amortized over 50 years on a straight-line basis. The Company also purchases logs in Canada on open log markets.

         The Canadian timber harvesting licenses allow, but do not require, the Company to remove timber from defined areas annually on a sustained yield basis. Future allowable harvests may be adjusted if the Company does not remove timber over a five year period in accordance with the grants. As in the United States, liabilities for the cost of timber removed are not recorded until the timber is cut as the Company does not incur a direct liability for, or ownership of, this timber until it has been harvested.

GOODWILL

         The goodwill contained in the Consolidated Balance Sheets relates to the 1980 purchase of the Company's Eau Claire,

Wisconsin facilities. This amount is being amortized on a straight-line basis over 40 years.

REFORESTATION

         Under the Canadian timber harvesting licenses mentioned previously, the Company is responsible for the reforestation of the land from which timber is harvested. A substantial portion of the costs incurred to reforest do not occur until 10 to 15 years after the timber is harvested. The Company accrues for the total projected cost of reforestation as the timber is removed. Actual expenditures for reforestation are applied against this accrual when they are made.

INCOME TAXES

         Effective January 1, 1993, the Company implemented the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The principal temporary differences are related to depreciation, net operating loss carryforwards, reforestation and postretirement benefits.

         Undistributed earnings of the Company's Canadian subsidiary totaled $116,904,000 on December 31, 1995, which, under existing law, will not be subject to United States tax until distributed as dividends. Since the earnings have been, and are intended to be, reinvested in Canadian operations, no provision has been made for any United States taxes that may be applicable thereto. Furthermore, any taxes paid to the Canadian Government on those earnings may be used in whole or in part, as credits against the United States tax on any dividends distributed from such earnings. It is not practicable to estimate the amount of unrecognized deferred United States taxes on these undistributed earnings.

STATEMENTS OF CASH FLOWS

         The Company classifies as cash and cash equivalents, unrestricted cash on deposit in banks plus unrestricted cash invested temporarily in various investment instruments that are part of the Company's cash management program. The Company's cash and cash equivalents have original maturities of 90 days or less and the related carrying amounts approximate fair values. The effect of exchange rate changes on cash balances held in foreign currencies is not significant. Non-cash transactions have been excluded from the accompanying Consolidated Statements of Cash Flows. Total cash expenditures for interest, net of capitalized interest, were $14,898,000, $11,465,000 and $8,821,000 for 1995,
1994 and 1993, respectively. Total cash expenditures for income taxes were $5,925,000 for 1995, $26,484,000 for 1994 and $9,589,000 for 1993.

PER SHARE INFORMATION

         Per share information is based on the weighted average number of common shares outstanding during each year.

         The computation for fully diluted net income (loss) per common share assumed conversion of $40 million of 6 percent convertible debentures issued in March 1987 until the debentures were converted to equity in the first quarter of 1994. The computation also includes the assumed issuance of common shares under the stock option and appreciation plan, net of an assumed buyback of treasury shares at the average market price.

         The average number of shares used to calculate primary net income
(loss) per common share was 13,364,000 in 1995, 13,110,000 in 1994 and
11,685,000 in 1993. The average number of shares used to calculate fully diluted net income (loss) per common share was 13,364,000 in 1995, 13,468,000 in 1994 and 13,492,000 in 1993.

ACCOUNTING CHANGES

         In 1993, the Company changed its accounting for supplies inventories and income taxes. The income (expense) related to the cumulative effect of these accounting changes was as follows:

         (Thousands except per share)                              Amount             Per Share
                                                                 ----------           ---------
         Supplies inventories (net
           of $1,168 tax provision)                              $    1,764            $   .15

         Income taxes                                                (2,326)              (.20)
                                                                 ----------            -------

                                                                 $     (562)           $  (.05)
                                                                 ==========            =======

Supplies inventories

         Effective January 1, 1993, the Company changed its method of accounting for supplies inventories. Prior to 1993, supplies items were expensed when purchased. As of January 1, 1993, such supplies items were valued using the average-cost method and were recorded as supplies inventories. Since many supplies items are kept on hand for an extended period of time, the Company believes that reflecting these items as inventory results in a better matching of the cost of supplies with the timing of their use.

         The cumulative effect of this change in accounting for supplies inventories for years prior to 1993, which is reflected in the Consolidated Statements of Income for 1993, resulted in a benefit of $1,764,000, after related income taxes of $1,168,000, or $.15 per common share. The effect of the change on 1993's net income before cumulative effect of accounting changes was not significant.

Income taxes

         During the first quarter of 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The new standard was adopted prospectively and a $2,326,000, or $.20 per share, charge related to the cumulative effect of this change in accounting for income taxes was recognized.

Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications

         Certain reclassifications have been made to prior years' data to conform to the 1995 presentation.

2.  INVENTORIES

(Thousands)                                                                 1995                 1994
----------------------------------------------------------------------------------------------------------
Lumber                                                                  $      8,720         $      16,349
Tissue, tissue products and diapers                                           13,407                26,842
Logs                                                                          23,195                52,028
Pulp and paper raw material                                                    8,023                20,553
Chemicals and supplies                                                         9,341                 8,575
Other                                                                          6,024                 3,045
                                                                        ------------         -------------
                                                                        $     68,710         $     127,392
                                                                        ============         =============

        The portion of lumber and raw materials inventories determined using the last-in, first-out (LIFO) method aggregated $6,120,000 and $9,607,000 at December 31, 1995 and 1994, respectively. The cost of these LIFO inventories valued at the lower of average cost or market, which approximates current cost, at December 31, 1995 and 1994, was $10,437,000 and $11,931,000, respectively.
During 1994, certain inventory quantities were reduced, resulting in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect of these inventory quantity reductions was to increase 1994 pre-tax income by approximately $5 million.

3.  PROPERTIES

(Thousands)                                                    1995           1994
-------------------------------------------------------------------------------------

Plant and equipment:
     Mills, plants and improvements                           $ 83,679       $ 94,206
     Equipment                                                 342,928        412,277
     Mobile equipment                                           18,629         20,510
     Construction in progress                                    2,341         21,437
                                                              --------       --------
                                                              $447,577       $548,430
                                                              ========       ========

Land and timber cutting rights:
     Land                                                     $  5,787       $  6,247
     Canadian timber cutting rights                              4,595          4,615
                                                              --------       --------
                                                              $ 10,382       $ 10,862
                                                              ========       ========


4.  DEBT


(Thousands)                                                     1995          1994
-------------------------------------------------------------------------------------

8.375% debentures, due 2013                                   $ 75,000       $ 75,000
State of Oregon Small Scale Energy Loan Program
 (SELP) note payable, secured by related properties,
     6.55%, payable monthly from 1994 through 2013              15,171         15,599
City of Eau Claire note payable, variable interest rate
     (5.3% at December 31, 1995), due 2014                      18,800         18,800
Revolving-credit agreement, variable
     interest rate (6.7% at December 31, 1995)                  73,000         65,000
Short-term line of credit, variable interest rate                 --           20,000
Industrial revenue bond, retired November 1995                    --            4,000
                                                              --------       --------
         Total debt                                            181,971        198,399
Less current debt                                               43,457         20,928
                                                              --------       --------
         Long-term debt                                       $138,514       $177,471
                                                              ========       ========


        During the fourth quarter of 1994, the City of Eau Claire, Wisconsin issued tax-exempt, adjustable rate, solid waste disposal revenue bonds. The bonds were issued to finance a wastepaper pulping improvement project at the Company's Eau Claire, Wisconsin tissue facility. Upon sale of the bonds, the City of Eau Claire loaned $18,800,000 to the Company. Proceeds from the loan were maintained in a trust account restricted as to use for the construction of the project at December 31, 1994. The unexpended portion of such funds were classified as restricted bond funds in the accompanying Consolidated Balance Sheets at December 31, 1994. As of December 31, 1995, the project was complete and all amounts in the restricted bond funds were expended.

        The Company has a revolving-credit agreement with a group of five banks, secured by inventories and accounts receivable, which provides revolving credit until 1998. At December 31, 1995, the maximum revolving credit available was $100,000,000, but this amount was reduced to $75,000,000 concurrent with completion of the diaper business sale transaction on February 8, 1996 (see Note
9). On or before April 30 of any calendar year which precedes by two years the June 1998 expiration date, the Company may request a one year extension, which may be granted upon the affirmative vote of all involved banks. The interest rate associated with this agreement is based, at the option of the Company, on the Interbank (LIBOR) rate plus a variable margin ranging from 7/16 percent to 3/4 percent or the greater of the banks' prime rate during the revolving period or the Federal Funds rate plus 1/2 percent. Without extension, the full outstanding balance on the revolving-credit agreement will be due in 1998.

        The various loan agreements contain, among other things, certain requirements as to maintenance of working capital and interest coverage, sale of assets, incurrence of debt and restrictions as to the payment of cash dividends. At December 31, 1995, the Company failed to meet the interest coverage ratio covenant of the revolving-credit agreement. As part of a year-end revolving-credit agreement modification, the banks waived the interest coverage ratio covenant requirement as of December 31, 1995 and reset the interest coverage ratios for subsequent periods. Although no assurances can be given, management believes that the Company will be able to comply with the reset interest coverage ratio covenants throughout 1996. The modified revolving-credit agreement also limits the Company's capital expenditures and investments in any calendar year beginning in 1996 and required the Company to pay down $43,000,000 of the revolving credit borrowings upon completion of the diaper business sale (see Note 9). The Company has classified this $43,000,000 as short-term notes payable in the Consolidated Balance Sheets. The $20,000,000 in notes payable at December 31, 1994 represented the balance outstanding under the then existing short-term credit lines. The payment of dividends from retained earnings under all agreements was limited to $17,200,000 at December 31, 1995.

        Excluding repayments of the revolving-credit agreement, the annual maturities of long-term debt for the five years subsequent to December 31, 1995 are: 1996 - $457,000; 1997 - $488,000; 1998 - $521,000; 1999 - $556,000 and 2000
- $594,000.

        The fair value of the 8 3/8 percent debentures at December 31, 1995 was estimated to be $65,000,000 based upon rates currently available for debt with similar terms. The Company's carrying value of other long-term debt approximates its fair value.

        During the first quarter of 1994, the Company initiated an underwritten call for the redemption of all of the Company's $40,000,000, 6 percent convertible subordinated debentures. As a result of this underwritten call, the Company issued 1,542,253 shares of previously unissued common stock to satisfy the $40,000,000 debt obligation. This issuance of common shares resulted in an increase in stockholders' equity of $38,643,000 ($40,000,000 less transaction fees and unamortized debt issuance costs). This non-cash transaction has been excluded from the accompanying Consolidated Statements of Cash Flows.

5. STOCK OPTION AND BONUS PLANS

         The Company has a stock option and appreciation plan and a restricted stock bonus plan for officers and key employees. Both plans are administered by the Human Resources Committee of the Board of Directors. The Committee is composed of outside Directors who are not eligible for awards. At December 31, 1995, 377,746 shares were available for future grants under these plans.

STOCK OPTION AND APPRECIATION PLAN

         The stock option and appreciation plan provides for granting both incentive stock options and non-qualified stock options to purchase shares of the Company's common stock at prices not less than 85 percent of fair market value on the date of grant. Options are exercisable as stated in each individual grant; however, no option may extend beyond ten years from the date of grant.

         At the date of grant, compensation expense is accrued and is measured as the excess, if any, of the current market value over the option price of the stock. Stock option compensation expense was not significant in 1995, 1994 or 1993. The Company has followed the practice of using treasury stock to fulfill its obligations under the stock option plan. When stock is issued pursuant to the stock option plan, the difference between the cost of treasury stock issued and the exercise price of the option is credited to additional paid-in capital.

         At December 31, 1995, 356,318 options were exercisable. The following table summarizes stock option transactions under this plan for the three years ended December 31, 1995:



                                            1995                  1994                   1993
                                            ----                  ----                   ----
Option price range                          $14.00 - $30.38       $14.00 - $30.38        $14.00 - $24.63
Option shares granted                               192,950                99,100                296,100
Exercised and surrendered                            (1,050)             (106,624)              (122,650)
Canceled                                            (31,810)              (37,978)               (10,450)
Option shares at year-end                           863,952               703,862                749,364



RESTRICTED STOCK BONUS PLAN

        The restricted stock bonus plan provides for issuance of restricted shares to officers and key employees. The issued shares are covered by restrictions as to transfer for periods of up to ten years. Compensation expense is recognized in the year the grant is made based on the market price of the Company's stock at the date of grant. Restricted stock bonus plan compensation expense was not significant in 1995, 1994 or 1993. At December 31, 1995, 3,000 shares were still under restriction.

6. PENSION AND OTHER POSTRETIREMENT PLANS

PENSION PLANS

        Substantially all of the Company's employees participate in noncontributory defined-benefit pension plans. These include plans which are administered by the Company and multi-employer plans administered by various unions.

        Certain union employees are covered under multi-employer union pension plans. Contributions to these plans are based upon negotiated hourly rates. It is not possible to determine the amount of accumulated benefits or net assets available for benefits that apply solely to Company employees covered by these plans.

        All other Company participating employees are covered by noncontributory defined-benefit pension plans administered by the Company. The pension benefit for salaried employees is based on years of service and the five highest out of the last ten years of compensation. Pension benefits for employees covered under hourly plans are generally based on each employee's years of service.

        The Company's funding policy regarding all of its Company administered plans is to make contributions to the plans that are between the minimum amounts required by the Employee Retirement Income Security Act (ERISA) and the maximum amounts deductible under current income tax regulations.

         Net periodic pension cost for 1995, 1994 and 1993 was composed of the following:


(Thousands)                                                             1995           1994            1993
--------------------------------------------------------------------------------------------------------------
Company administered plans:
     Service cost - benefits earned
         by employees during the period                               $    2,079    $     2,362    $     1,933
     Interest cost on projected benefit obligation                         3,602          3,287          3,116
     Actual earnings from plan assets                                     (7,273)        (2,062)        (5,072)
     Deferral of earnings (loss) from plan assets                          3,277         (1,827)         1,520
     Net amortization and deferral                                           (28)            (8)           (43)
     Curtailment gains                                                      (691)             -              -
                                                                      ----------    -----------    -----------
         Net periodic pension cost for
              Company administered plans                                     966          1,752          1,454

Contributions to multi-employer plans                                      3,984          4,288          4,351
                                                                      ----------    -----------    -----------

     Total net periodic pension cost                                  $    4,950    $     6,040    $     5,805
                                                                      ==========    ===========    ===========



        The following table sets forth the funded status of the Company administered plans and the amounts recognized as an asset or liability in the accompanying Consolidated Balance Sheets at December 31, 1995 and 1994:

(Thousands)                                           1995                              1994
---------------------------------------------------------------------------------------------------------
                                             Plans having    Plans having    Plans having    Plans having
                                                assets in     accumulated       assets in     accumulated
                                                excess of     benefits in       excess of     benefits in
                                              accumulated       excess of     accumulated       excess of
                                                 benefits          assets        benefits          assets
---------------------------------------------------------------------------------------------------------

Accumulated benefit obligation:
     Vested portion                          $(26,707)       $(17,188)       $(23,782)       $(14,102)
     Nonvested portion                           (635)         (1,088)           (588)           (955)
                                             --------------------------------------------------------
                                              (27,342)        (18,276)        (24,370)        (15,057)

Effect of projected future
     compensation levels                       (5,303)           (352)         (6,095)           (419)
                                             --------------------------------------------------------

Projected benefit obligation                  (32,645)        (18,628)        (30,465)        (15,476)

Plan assets at fair market value               36,231          15,428          31,582          13,401
                                             --------------------------------------------------------

Plan assets in excess of (less than)
     projected benefit obligation               3,586          (3,200)          1,117          (2,075)

Unrecognized net (gain) loss                   (3,584)          1,121          (1,644)            (12)

Unrecognized prior service                       (164)          1,300            (292)          1,462

Balance of unrecorded transition
     asset from initial application of
     Statement of Financial Accounting
     Standards No. 87                            (639)            (84)           (776)            (89)
                                             --------------------------------------------------------

Accrued pension liability                    $   (801)       $   (863)       $ (1,595)       $   (714)
                                             ========================================================




        Substantially all of the pension plans' assets are invested in common stock, fixed-income securities, cash and cash equivalents. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 5 percent, respectively, for 1995, and 8 percent and 5.5 percent, respectively, for 1994. The expected long-term rate of return on plan assets was 9 percent for 1995 and 1994.

        The Company has granted some former employees pension benefits which supplement the normal Company plan. These benefits are unfunded, general obligations of the Company. The cost associated with these grants was $78,000 in 1995, $234,000 in 1994, and $242,000 in 1993.

OTHER POSTRETIREMENT PLANS

        The Company sponsors postretirement medical and life insurance plans for certain salaried and nonsalaried employees and eligible spouses and dependents of the employees. The medical plans pay a stated percentage of covered medical expenses incurred after deducting co-payments made once a stated deductible has been met. The life insurance plans pay a defined benefit. The Company's funding policy for these plans is to not make contributions to the plans prior to the actual incurrence of costs under the plans.

         Net periodic cost in 1995, 1994 and 1993 for these plans was composed of the following:


(Thousands)                                                      1995              1994             1993
----------------------------------------------------------------------------------------------------------
Service cost - benefits attributed
     to service during the period                             $     417         $    493         $     406

Interest cost on accumulated
     benefit obligation                                             899              851               892

Net amortization and deferral                                      (113)               -                 -

Curtailment gains                                                  (385)               -                 -
                                                              --------------------------------------------

Net periodic cost of postretirement
     medical and life insurance plans                         $     818         $  1,344         $   1,298
                                                              ============================================



        The following table reconciles the plans' funded status to the accrued postretirement medical and life insurance cost liability in the accompanying Consolidated Balance Sheets at December 31, 1995 and 1994:

(Thousands)                                                               1995                  1994
--------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
     Retirees                                                          $     2,015           $     2,299
     Other fully eligible participants                                       2,936                 2,866
     Other active participants                                               7,608                 6,343
                                                                       -----------           -----------
                                                                            12,559                11,508
Unrecognized actuarial gain                                                  1,065                 1,790
Unrecognized prior service                                                     285                   343
                                                                       -----------           -----------

Accrued postretirement medical and
     life insurance cost liability                                     $    13,909           $    13,641
                                                                       ===========           ===========


        For measurement purposes, 9.5 percent and 10 percent rates of increase were assumed for health care costs in 1995 and 1994, respectively. The rate is assumed to decline in 1/2 percent decrements every year until it reaches 5 percent in 2004 where it will remain thereafter. A 1 percent increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation by $1,500,000 at December 31, 1995. The effect of this 1 percent increase on the service and interest cost components of the net periodic cost of postretirement medical and life insurance plans would be an increase of $165,000 in 1995. The discount rate used in determining the accumulated benefit obligation was 7.5 percent in 1995 and 8 percent in 1994.

7. INCOME TAXES

         The income tax provision (benefit) consists of the following components:


(Thousands)                                        Current                Deferred               Total
---------------------------------------------------------------------------------------------------------

1995
     Federal                                    $         -            $     (9,479)         $     (9,479)
     State                                                -                  (1,011)               (1,011)
     Canada                                           2,986                     (47)                2,939
                                                ---------------------------------------------------------
                                                $     2,986            $    (10,537)         $     (7,551)
                                                ==========================================================

1994
     Federal                                    $    (2,357)           $     (6,792)         $     (9,149)
     State                                                -                  (1,076)               (1,076)
     Canada                                          22,334                  (1,310)               21,024
                                                ---------------------------------------------------------
                                                $    19,977            $     (9,178)         $     10,799
                                                =========================================================

1993
     Federal                                    $    (4,195)           $     (5,432)         $     (9,627)
     State                                              (17)                    181                   164
     Canada                                          18,993                  (1,045)               17,948
                                                ---------------------------------------------------------
                                                $    14,781            $     (6,296)         $      8,485
                                                =========================================================


         The income tax provision (benefit) was different from the amount computed by applying the United States statutory federal income tax rate as follows:

(Thousands)                                          1995             1994            1993
--------------------------------------------------------------------------------------------

Income (loss) before income taxes,
     discontinued operations and
     cumulative effect of accounting changes:
         United States                              $(28,176)       $(26,889)       $(26,681)
         Canada                                        6,829          53,640          45,936
                                                    ----------------------------------------
                                                    $(21,347)       $ 26,751        $ 19,255
                                                    ========================================

United States:
     U.S. statutory federal income tax              $ (9,862)       $ (9,411)       $ (9,338)
     State income and franchise taxes,
         net of federal income tax benefit              (208)           (699)            107
     Other items, net                                   (420)           (115)           (232)
                                                    ----------------------------------------
                                                     (10,490)        (10,225)         (9,463)

Canada:

U.S. statutory federal income tax              2,390          18,774         16,078
Effect of Canadian tax rate different
    from U.S.                                    264           1,792          1,878
Non-deductible interest                          299             373           --
Other items, net                                 (14)             85             (8)
                                            ---------------------------------------
                                               2,939          21,024         17,948
                                            ---------------------------------------
                                            $ (7,551)       $ 10,799       $  8,485
                                            =======================================


         In prior years the Company was required to compute its current federal income tax liability under the Alternative Minimum Tax (AMT) methodology as it resulted in a greater tax payable when compared to that computed using the standard tax system. Additional amounts paid under the AMT system can be carried forward indefinitely as credits to be applied against regular tax. AMT carryforwards at December 31, 1995 were $738,000. At December 31, 1995, the Company had available $76,647,000 of net operating loss carryforwards for U.S. federal tax purposes, expiring beginning in 2009. The tax effect of these credits and net operating loss carryforwards are reflected as deferred tax assets. Realization of these assets is dependent on generating sufficient U.S. taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that these deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

         Following the provisions of SFAS No. 109, "Accounting for Income Taxes," adopted January 1, 1993, deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax (liability) asset is comprised of the following:

(Thousands)                                  1995         1994         1993
----------------------------------------------------------------------------

Current deferred taxes:
     Gross assets                           $5,959       $7,932       $5,385
     Gross liabilities                        --           --           --
                                            --------------------------------
         Total current deferred taxes        5,959        7,932        5,385

Noncurrent deferred taxes:
     Gross assets                                           46,560            27,250             19,018
     Gross liabilities                                     (30,029)          (28,615)           (26,954)
                                                       ------------------------------------------------
         Total noncurrent deferred taxes                    16,531            (1,365)            (7,936)
                                                       ------------------------------------------------

Net deferred tax (liability) asset                     $    22,490       $     6,567        $    (2,551)
                                                       ================================================



         The Company's valuation allowance against deferred tax assets at December 31, 1995 was $5,183,000. This amount relates to certain state net operating loss carryforwards and tax credits the Company believes will not be realized in the future. The valuation allowance was not significant at December 31, 1994 or 1993.

         The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

(Thousands)                                              1995                  1994                1993
-----------------------------------------------------------------------------------------------------------

Postretirement benefits                             $       5,089         $      4,998          $     4,671
Reforestation                                               4,970                4,599                4,458
Vacation pay                                                2,034                2,247                2,028
Depreciation                                              (27,107)             (26,722)             (24,589)
AMT and other tax credits                                   4,991                3,803                6,009
Net operating loss carryforwards                           29,200               10,700                  663
Other, net (including valuation
  allowance)                                                3,313                6,942                4,209
                                                    -------------------------------------------------------
     Net deferred tax (liability) asset             $      22,490         $      6,567          $    (2,551)
                                                    =======================================================


        In 1985, the stockholders of the Company approved a Plan of Distribution pursuant to which all of the Company's timber properties and development properties and related assets and liabilities in the State of Washington were transferred to newly-formed Pope Resources, A Delaware Limited Partnership (the Partnership). The transfer resulted in $10,266,000 of taxes currently payable in 1985, which was charged to stockholders' equity.

        The distribution value for federal income tax purposes that was assigned to the assets transferred to the Partnership has been challenged by the Internal Revenue Service (IRS). In January 1993, the Company petitioned the United States Tax Court (Tax Court) in order to resolve the disputed value of the distribution. The issue was argued before the Tax Court during the third quarter 1995 and follow-up legal briefs were then filed into December 1995. The Tax Court will likely render a decision on the case in 1996. Primarily in 1995, the Company incurred costs defending its tax position in this case. In 1995, these defense costs, together with related tax settlements and interest charges totaling $4,884,000, net of tax benefits of $1,374,000, were recognized as a reduction in additional paid-in capital with respect to the Partnership transaction. The Company believes, based upon consultation with independent tax counsel, that the additional tax due in this matter, if any, will not have a material adverse effect on the Company's financial position.

8.  OTHER GAINS AND LOSSES

COUNTERVAILING DUTY REFUND

         During 1992, the United States Government imposed a 6.51 percent duty on Canadian lumber sold in the United States. After numerous studies and appeals, the United States Government concluded there was no basis for this duty and during 1994 terminated the duty and announced that all amounts paid under the duty would be refunded with interest. In 1994, the Company recorded the $13,845,000 of anticipated refunds of duty amounts paid in 1992 and 1993 as other gains (losses) in the Consolidated Statements of Income.

9.  DISCONTINUED OPERATIONS

         On December 11, 1995, the Company entered into a definitive agreement to sell its disposable diaper business to Paragon Trade Brands, Inc. (Paragon) for a total consideration of $65,000,000, comprised of $50,500,000 cash and Paragon common stock valued at $14,500,000. The amount of common stock received is subject to post closing adjustments, if any. This sale was completed on February 8, 1996.

         Operating results of the disposable diaper business for 1995 until the December 11, 1995 sale agreement date are shown separately in the Consolidated Statements of Income as income (loss) from discontinued operations, net of tax. The Consolidated Statements of Income have also been restated for 1994 and 1993 to reflect disposable diaper operating results as discontinued operations. Disposable diaper sales of $144,000,000 in 1995, $157,066,000 in 1994 and
$170,127,000 in 1993 were excluded from revenues in the Consolidated Statements of Income.

         Paragon purchased the properties and inventories of the Company's disposable diaper business. The net book value of these diaper assets at December 31, 1995 have been shown as discontinued operations assets held for sale in the Consolidated Balance Sheets and include inventories of $17,810,000 and plant and equipment of $38,359,000 (net of $47,640,000 accumulated depreciation). The 1994 balance sheet has not been restated.

10.      LITIGATION AND LEGAL MATTERS

         The Company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the Company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the Company's current financial position, liquidity or results of operations; however, in any given future reporting period such proceedings or matters could have a material effect on results of operations.

11.      INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT
         INDUSTRIES AND GEOGRAPHIC AREAS

By Industry
(Thousands)                                                  1995               1994             1993
----------------------------------------------------------------------------------------------------------
REVENUES:
     Wood products                                        $     265,576    $     304,205     $     300,035
     Pulp and paper products                                    258,833          198,602           158,764
                                                          ------------------------------------------------
                                                          $     524,409    $     502,807     $     458,799
                                                          ================================================

OPERATING PROFIT (LOSS):

     Before other gains (losses):
         Wood products                                    $       2,681    $      55,224     $      62,084
         Pulp and paper products                                 (1,508)         (23,064)          (26,935)
                                                          -------------    -------------     -------------
                                                                  1,173           32,160            35,149

     Other gains (losses):
         Wood products                                                -           13,845                 -

     Operating profit (loss):
         Wood products                                            2,681           69,069            62,084
         Pulp and paper products                                 (1,508)         (23,064)          (26,935)
                                                          ------------------------------------------------
                                                                  1,173           46,005            35,149

Interest expense, net                                           (13,784)          (9,322)           (8,714)
General corporate expense                                        (8,736)          (9,932)           (7,180)
                                                          ------------------------------------------------

Income (loss) from continuing
     operations, before taxes                             $     (21,347)   $      26,751     $      19,255
                                                          ================================================

IDENTIFIABLE ASSETS:
     Wood products                                        $     111,879    $     173,458     $     130,905
     Pulp and paper products                                    316,600          327,454           302,503
     Corporate                                                   43,748           38,472            22,413
                                                          ------------------------------------------------
                                                          $     472,227    $     539,384     $     455,821
                                                          ================================================

CAPITAL EXPENDITURES:
     Wood products                                        $       3,419    $      14,141     $      12,984
     Pulp and paper products                                     24,358           41,441            69,601
                                                          ------------------------------------------------
                                                          $      27,777    $      55,582     $      82,585
                                                          ================================================

DEPRECIATION AND AMORTIZATION:
     Wood products                                        $       8,775    $       7,822     $       7,334
     Pulp and paper products                                     35,291           30,200            21,270
     Corporate                                                    1,000            1,039               699
                                                          ------------------------------------------------
                                                          $      45,066    $      39,061     $      29,303
                                                          ================================================

By Geographic Area
(Thousands)                                                   1995              1994             1993
----------------------------------------------------------------------------------------------------------

REVENUES:
     United States                                        $     352,035    $     300,351     $     280,015
     Canada                                                     172,374          202,456           178,784
                                                          ------------------------------------------------
                                                          $     524,409    $     502,807     $     458,799
                                                          ================================================

OPERATING PROFIT (LOSS):

     Before other gains (losses):
         United States                                    $     (11,806)   $     (19,403)    $     (19,410)
         Canada                                                  12,979           51,563            54,559
                                                          ------------------------------------------------
                                                                  1,173           32,160            35,149

     Other gains (losses):
         Canada                                                       -           13,845                 -

     Operating profit (loss):
         United States                                          (11,806)         (19,403)          (19,410)
         Canada                                                  12,979           65,408            54,559
                                                          ------------------------------------------------
                                                                  1,173           46,005            35,149

Interest expense, net                                           (13,784)          (9,322)           (8,714)
General corporate expense                                        (8,736)          (9,932)           (7,180)
                                                          ------------------------------------------------
Income (loss) from continuing
     operations, before taxes                             $     (21,347)   $      26,751     $      19,255
                                                          ================================================


IDENTIFIABLE ASSETS:
     United States                                        $     354,389    $     410,990     $     354,365
     Canada                                                      74,090           89,922            79,043
     Corporate                                                   43,748           38,472            22,413
                                                          ------------------------------------------------
                                                          $     472,227    $     539,384     $     455,821
                                                          ================================================


NOTES:

A. The Company operates principally in two industries:

        1) Wood Products: Manufactures standardized and specialty lumber and wood chips in the United States and Canada. Lumber products are sold mainly to wholesalers and wood chips are sold to manufacturers of pulp and paper primarily in the United States and Canada.

        2) Pulp and paper products: Manufactures bleached kraft pulp and a full line of private label consumer tissue products in the United States. Pulp is sold mainly in the United States Pacific Northwest to writing paper and newsprint manufacturers. One pulp customer represented 52 percent of 1995 pulp revenues and 12 percent of total Company revenues from continuing operations. Tissue products are sold to supermarkets, drug stores, mass merchandisers, food and drug distribution companies and warehouse club stores nationally, although most sales are east of the Rocky Mountains. The Company also brokers wood chips for sale domestically and internationally.

B. Operating profit (loss) is total revenue less directly identifiable costs and expenses. In computing operating profit (loss), none of the following items have been included: General corporate expenses, net interest expense, income taxes and discontinued operations.

C. Identifiable assets are those assets of the Company that are identified with the operations in each industry or geographic area.

D. Identifiable assets, capital expenditures and depreciation and amortization includes assets, expenditures and expenses related to assets from discontinued operations in both the information provided by industry segment and geographic area.

                                INDEX TO EXHIBITS

Exhibit No.                Description
-----------                -----------
    2.1                    Asset Purchase Agreement by and among Paragon Trade
                           Brands, Inc., PTB Acquisition Sub, Inc., Pope &
                           Talbot, Inc. and Pope & Talbot, Wis., Inc. dated
                           December 11, 1995.

    4.1 Modification Agreement, dated as of January 22, 1996, to the Revolving Credit Agreement, dated May 6, 1992, among the Company and United States National Bank of
                           Oregon; CIBC Inc.; ABN AMRO Bank N.V.; Bank of
                           America Illinois; and Wachovia Bank of Georgia,
                           National Association.

   23.1                    Consent of Arthur Andersen LLP.

   27.1                    Financial Data Schedule.